                                      AGREEMENT

         THIS AGREEMENT is made upon and shall be effective as of October 21, 1993, by and between EARTHSHELL CONTAINER CORPORATION, a Delaware corporation ("ECC"), and International Paper Company, a Corporation formed and existing under the laws of New York ("Sublicensee").

                                      RECITALS:

         A. Pursuant to that certain License Agreement, dated February 24, 1993, (the "License Agreement") between E. Khashoggi Industries, a California general partnership ("EKI") and ECC, ECC has the exclusive right to utilize specified technology to manufacture and sell within a specified field of use certain containers made from hydraulically reacting materials for the packaging, storage, portioning, dispensing, carrying, presenting, serving and consumption of food and beverages.

         B. ECC has the right and authority to grant sublicenses which will permit selected entities to utilize such technology in order to manufacture and sell certain food and beverage containers made from hydraulically reacting materials.

         C. Sublicensee desires to obtain from ECC a sublicense to convert materials made from such technology into designated food and beverage containers and thereafter use, sell or otherwise commercialize such containers within a designated geographical area.

         D. ECC is willing to grant a sublicense to Sublicensee upon the terms and conditions set forth herein.


                                 EXHIBIT 10.17

                                      AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing Recitals and the covenants and agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. DEFINITIONS. The capitalized terms used herein shall have the meanings set forth below, or the meanings assigned to them elsewhere herein:

              (a) The term "Affiliate" shall mean, with respect to any given entity (which includes without limitation any company, organization, or person), any other entity directly or indirectly controlling, controlled by, or under direct or indirect common control with such given entity. For purposes of this definition, the ownership of a twenty-five percent (25%) or greater equity interest in an entity shall be deemed control of such entity, and the ownership of less than a twenty-five percent (25%) equity interest in an entity (absent any other exercise of control) shall be deemed not to be control of such entity.

              (b) The term "Field of Use" shall mean the use and sale of Food Packages in the food service or fast-food and restaurant industry. As used herein, the term "food service" or "fast-food and restaurant industry" is intended to include any facility (whether commercial, nonprofit, government, or other) where food and beverages are (i) sold or provided for consumption on the premises or (ii) packaged in single portions, or multiple portions, intended for immediate consumption. The term "Field of Use" shall also include the use and sale of Food Packages in other retail establishments selling food or beverages or Food Packages (e.g., grocery stores, convenience stores, and food warehouses -- hereinafter the "retail food selling industry"), but only with respect to Food Packages which are the same or substantially similar to any Food Package which has been introduced into the fast-food and restaurant industry or the retail food selling industry by an entity (including any Affiliates) that operates retail establishments in the fast-food and restaurant industry in at least six locations. The sale of Food Packages to distributors and wholesalers for resale and use in the food service or fast food and restaurant industry is included within the Field of Use. Notwithstanding the foregoing, the parties agree, as set forth in paragraph 1(e), that certain items shall not be within the definition of Field of Use.

              (c) The term "Food Packages" shall mean any product, apparatus, device, or equipment for packaging, storage, portioning, dispensing, carrying, presenting, serving or consumption of food or beverages.

              (d) The term "Gross Sales Price" shall mean the gross invoice price charged by Sublicensee in the sale of a Product to a non-Affiliate reduced by (i) any credit allowed by Sublicensee for the return of Product; (ii) customary trade, quantity and cash discounts allowed by Sublicensee; (iii) excise, value added and sales taxes actually paid by Sublicensee on the Product;
(iv) freight charges actually paid by Sublicensee for the shipment and delivery of the Product; and (v) bad debts or uncollected accounts. In the case of non-cash consideration, "Gross Sales Price" shall be the fair market value of all non-cash consideration actually received by Sublicensee or its Affiliate for such Product. The "Gross Sales Price" of Products sold or transferred to an Affiliate shall be deemed to be the price then charged to unrelated parties in arms-length transactions for such Products in similar quantities and under similar terms of sale.

              (e) The term "Products" shall mean only those Food Packages set forth on Exhibit "B", attached hereto and incorporated herein by this reference, which incorporate in whole or in part any portion of the Technology and which are used or sold in the Field of Use. Notwithstanding any other provision of this Agreement, the parties agree that the following items shall not be within the scope of the definition of "Products" or otherwise available for licensing under this Agreement: sealed containers for the long-term storage of liquids whether for single or multiple portions (e.g., soft drink cans, milk cartons, sealed juice or drink containers), or boxes or sealed containers for the long-term storage of single or multiple servings of foods (e.g., dry cereals, egg cartons, and meat and deli trays) -- the right to license such items has been retained by EKI. Notwithstanding the foregoing, single service milk/juice cartons are within the scope of definition of "Products".

              (f) The term "Technology" shall mean all of the proprietary technology involving hydraulically reacting materials which is (i) described or claimed in any United States patent or patent application set forth in Exhibit "A" attached hereto and incorporated herein, including without limitation, any continuations, divisionals or continuations-in-part, reissues and extensions thereto, and any patents issued therefrom, and (ii) the subject of any future United States patents or patent applications to the extent that such patents or patent applications are licensed to ECC and directly utilized in the conversion, use or sale of Food Packages by the Sublicensee. The Technology, to the extent it exists upon the execution date of this Agreement, is further described on Exhibit "A". The term Technology shall also include the proprietary information of ECC, or licensed to ECC, that is related to the Technology which is described on Exhibit "A" as "Trade Secrets" and any other proprietary information of ECC, or licensed to ECC, which is delivered, orally or in writing, to the Sublicensee and designated, orally or in writing, as "Confidential".


              (g) The term "Territory" shall mean all fifty states of the United States of America and any territories or possessions of the United States. The term "Territory" also shall include Canada, Mexico, Central America, and the Caribbean islands and nations, subject to any foreign territory being removed, all or in part, at ECC's option, if Sublicensee has not commenced commercial production or sales of Products in such foreign territory prior to January 1, 1996.

              (h) If Sublicensee conducts business and wants to sell Products outside of the Territory, ECC agrees that it will negotiate in good faith with Sublicensee for a separate non-exclusive sublicense covering a specified geographic area outside of the Territory.

         2.   THE SUBLICENSE.

              (a) ECC hereby grants to Sublicensee a nonexclusive, royalty-bearing sublicense (the "Sublicense") to convert materials made from the Technology into Products and thereafter use, sell or otherwise commercialize the Products solely within the Territory and solely within the Field of Use. The Sublicense shall be irrevocable except as specifically provided in this Agreement

              (b) In the event that Sublicensee wishes to sell Food Packages which do not fall within the definition of the Field of Use, and which incorporate in whole or in part a portion of the Technology, Sublicensee must obtain an appropriate license for the same from EKI.

              (c) Sublicensee shall not have the right to further sublicense, assign or transfer the Technology, or any interest in or rights under the Sublicense (i) except to an Affiliate or (ii) except with the prior written consent of ECC, which consent will not unreasonably be withheld (such assignee referred to herein as a "Proper Assignee"). Any such purported sublicense or transfer shall be void and shall constitute a breach of a material obligations of Sublicensee within the meaning of paragraph 16, hereof. The merger or consolidation of Sublicensee or a Proper Assignee with, or the sale of substantially all of Sublicensee's or a Proper Assignees' assets or equity interest to, any other entity that is not, prior to such merger, consolidation or sale, an Affiliate of Sublicensee, whether occurring by operation of law or otherwise, shall not be deemed to be an assignment of the Technology and is expressly permitted under the terms of this Agreement.

              (d) As more fully set forth in paragraph 10(b) hereof, Sublicensee is authorized and required to utilize, in connection with the marketing, distribution and sale of the Products, those trade names, trademarks, service marks, slogans and logo marks (collectively the "Trademarks") which are designated by ECC to Sublicensee prior to commercial production of a Product by Sublicensee or from time to time thereafter.

              (e) From time to time during the term of this Agreement, the parties may, by written agreement, amend Exhibit "B" hereto in order to add thereto one or more additional Products or range of Products. No amendment of Exhibit "B" shall be effective unless it is in writing and signed by both of the parties. The conversion of materials made from the Technology or sale of any Product not licensed hereunder shall be a breach of a material obligation of Sublicensee within the meaning of paragraph 16 hereof. If Sublicensee requests that Exhibit "B" be amended in order to add an additional Product or range of Products, ECC shall meet with representatives of Sublicensee at reasonable times and at mutually agreeable locations and shall discuss, in good faith, the amendment of Exhibit "B" requested by Sublicensee. ECC shall have no obligation to amend Exhibit "B" hereto in accordance with any request by Sublicensee unless the terms and conditions of the proposed amendment are satisfactory to ECC.

              (f) Sublicensee shall not market, distribute or sell any Product to any person, firm or entity outside the Territory, or to any person, firm or entity within the Territory if Sublicensee knows or has reason to believe that such person, firm or entity intends to use the Product in question outside the Territory. The sale or distribution of a Product outside the Territory by Sublicensee shall constitute a breach of a material obligation of Sublicensee within the meaning of paragraph 16 hereof.

         3.   ROYALTIES.

              (a) As consideration for the grant of the Sublicense, Sublicensee shall pay to ECC a royalty (the "Royalty") of twenty percent (20%) of the Gross Sales Price for each Product which is sold by Sublicensee during the term of this Agreement.

              (b) Sublicensee shall be deemed to have "sold" a Product, and ECC shall be deemed to have earned the Royalty, upon the earliest date that Sublicensee actually ships, delivers, or invoices such Product to any person, firm or entity other than an Affiliate of Sublicensee. For Products transferred to an Affiliate, Sublicensee shall be deemed to have "sold" a Product, and ECC shall be deemed to have earned the Royalty, upon the earliest date that the Affiliate to whom the Product was transferred either (i) consumes such Product as an end-user of the Product; or (ii) ships, delivers or invoices such Product to any person, firm or entity which is not an Affiliate of Sublicensee. Provided, however, that the Sublicensee shall be entitled to a credit for all bad debt or uncollected accounts associated with the computation of Royalty for a given period.

              (c) No Royalty shall be payable on Products which are used by Sublicensee to convert into other Products which are sold and for which a Royalty is paid to ECC. No multiple Royalties shall be payable because a Product is covered by more than one patent within the scope of the Technology. No Royalty shall be due, owing or payable on Products used exclusively for demonstration or market testing purposes.

              (d) Failure to make payment when due of any Royalty hereunder is a breach of a material obligation of Sublicensee and may result in the termination of this Agreement pursuant to paragraph 16 hereof.

         4.   PAYMENT OF THE ROYALTY.

              (a) Within thirty (30) days of the final day of each calendar quarter (or fiscal quarter if Sublicensee is reporting on a fiscal basis) which occurs during the term of this Agreement (a "Quarter"), Sublicensee shall pay to ECC the Royalty earned on all Products sold by Sublicensee during such Quarter. Each Royalty payment shall be accompanied by a written report (the "Royalty Report") prepared by Sublicensee and certified as accurate by the appropriate financial officer of Sublicensee. Each Royalty Report shall set forth, for the Quarter covered by the Royalty Report, (i) the number of each of the Products sold by the Sublicensee, (ii) the gross invoice price for each of such Products, and (iii) reductions to the gross invoice price for applicable returns, discounts, freight charges, bad debts/uncollected accounts and taxes with respect to Products sold.

              (b) All payments called for by this Agreement shall be paid by Sublicensee in United States dollars.

         5.   RIGHT TO AUDIT.

              (a) Sublicensee shall keep and maintain complete and accurate records concerning all aspects of the conversion of materials into, and sale of, the Products. ECC or its designee (the "Representative") shall have the right, at ECC's expense, periodically to review those records and operations of Sublicensee which deal with the design, conversion of materials into, shipment and sale of Products. Such reviews may take place only during the normal business hours of Sublicensee and only upon written notice to Sublicensee given at least three (3) business days prior to such review. The Representative conducting such review shall be required to execute a confidentiality agreement pursuant to which the Representative shall agree that it will not disclose or use the information obtained pursuant to such review to or for the benefit of any person or entity except ECC unless required to do so in connection with the resolution of any dispute concerning any payment required by this Agreement.

              (b) If any such review reveals, in the opinion of ECC, that Sublicensee has not paid to ECC the full amount of any payment due hereunder for the period covered by such review, ECC shall give the Sublicensee written notice (the "Review Notice") of such discrepancy. The Review Notice shall be accompanied by a written report prepared by ECC or the Representative setting forth, in reasonable detail, the basis of the alleged underpayment.

If Sublicensee does not notify ECC that Sublicensee disputes the findings set forth in such report, it shall pay to ECC the full amount of the underpayment in question within 15 days of the date of receipt of the Review Notice. All underpaid amounts shall bear interest from the date upon which the payment in question should have been made until it is actually paid at the lending interest rate of prime (as published in the Wall Street Journal on the last previous business day). Additionally, if Sublicensee agrees to make the underpayment specified in the Review Notice, Sublicensee shall also reimburse ECC for the actual costs of the review if the underpayment amount is 5% or more of the Royalty payment due during the period in question and such underpayment exceeds $100,000 in amount. In all other cases, ECC shall pay all expenses and fees of the review, including all out-of-pocket expenses actually and reasonably incurred by Sublicensee in connection therewith.

         (c) If Sublicensee disputes the findings set forth in the Review Notice, it shall so notify ECC in writing ("Dispute Notice") within fifteen (15) days of the receipt of the Review Notice. Representatives of ECC and Sublicensee shall meet and, in good faith, seek to resolve the dispute through negotiation; provided, however, that if such dispute is not resolved within ten
(10) days of the Dispute Notice, ECC and Sublicensee shall jointly agree to either (i) immediately retain a nationally recognized independent accounting firm (other than the firm which prepared the report which accompanied the Review Notice), which is acceptable to both parties, to conduct an additional review of the payments due to ECC, or (ii) submit the dispute to arbitration or mediation in accordance with the provisions of paragraph 26 hereof. In the event that ECC and Sublicensee are unable to so jointly agree, the matter will be submitted to arbitration pursuant to clause (ii) of the preceding sentence.

Sublicensee and ECC shall not unreasonably withhold their approval of the accounting firm selected by either party pursuant to clause (i) above. The determination of such accountants or arbitrators (or mediators) in regard to the accuracy of the payments made to ECC shall be final and binding upon the parties, shall not be subject to appeal or review by any court or governmental agency and shall be enforceable in the appropriate United States state and federal courts. If such review reveals that Sublicensee has failed to pay to ECC the full amount of a Royalty payment actually due, Sublicensee shall pay the full amount of such discrepancy to ECC within three (3) days of the date of the report of such accountants or the decision of the arbitrators, as the case may be. The full amount of such underpayment shall bear interest at the lending interest rate of prime (as published by the Wall Street Journal on the date of the Dispute Notice or next business day) from the date the payment in question should have been made until it is actually made. Additionally, if it is determined by the review conducted pursuant to this paragraph 5(c) that Sublicensee underpaid ECC by 5% or more of the Royalty payment due during the period in question, and such underpayment exceeds $100,000 in amount, Sublicensee shall pay all fees and expenses of the reviews and arbitration (or mediation) conducted pursuant to paragraphs 5(b) and(c). In all other cases, ECC shall pay all expenses and fees of both reviews and arbitration, including all out-of-pocket expenses actually and reasonably incurred by Sublicensee in connection therewith.

              (d) The second failure within any two-year period by Sublicensee to make timely payment of the correct Royalty amount due under this Agreement as finally determined under paragraph 5(c) shall constitute a breach of a material obligation of Sublicensee and may result in the termination of this Agreement pursuant to paragraph 16 hereof, unless

Sublicensee has cured such failure within sixty (60) days from the date notice of such failure is delivered to Sublicensee.

              6.   IMPROVEMENTS TO TECHNOLOGY.

              (a) If, while the Sublicense remains in effect, Sublicensee should develop any improvement, refinement or change, whether patentable or unpatentable, relating in whole or in part to any portion of the Technology or the Products (such improvement hereinafter referred to as an "Improvement"), to the extent that the Improvement is directed to a composition, formulation or the material (i.e., other than a method of manufacture, handling or processing of Food Packages) Sublicensee shall notify ECC of such Improvement within a reasonable time of and in no event more than ninety (90) days after its development and shall provide ECC with access to all information concerning such improvement as ECC shall reasonably request: provided, however, that all such information shall be confidential and shall be subject to all restriction on disclosure as set forth in this Agreement or otherwise arising. Sublicensee (i) shall assign the nonexclusive right to make, use, sell, sublicense and otherwise commercialize the Improvement both within and outside of the Field of Use and within and outside the Territory to ECC for an assignment fee of $1,000.00 and
(ii) notwithstanding whether ECC or its assignee files for patent protection, Sublicensee shall retain a non-exclusive perpetual (i.e., to the fullest extent it is legally empowered) license to make, use, sell or otherwise commercialize the Improvement both within and outside of the Field of Use and within and outside the Territory. If ECC (i) obtains rights in and to an Improvement from another sublicensee of the Technology, in whole or in part, or otherwise or (ii) develops such Improvement, it shall within a reasonable time of and in no event more than ninety (90) days after it obtains such rights inform the Sublicensee of such Improvement and at the request of the Sublicensee grant the Sublicensee a nonexclusive perpetual (i.e., to the fullest extent it is legally empowered) license to make, use, sell or assign (pursuant to the terms of this Sublicense Agreement) the Improvement within the Field of Use within the Territory. No additional Royalty will be due by virtue of the addition of an Improvement to the Technology.

              (b) With respect to an Improvement under paragraph 6(a), in the event that Sublicensee does not seek patent protection for the Improvement, ECC or its assignee may elect to seek patent protection either in the United States or in any foreign jurisdiction. Sublicensee shall provide ECC or its assignee with such assistance as may be reasonably requested, from time to time, in connection with such efforts, including the execution of any documents necessary to obtain and maintain such patent protection; provided, however, that ECC or its assignee will reimburse Sublicensee for any out-of-pocket fees and expenses reasonably incurred by Sublicensee in providing such assistance. ECC or its assignee shall keep the Sublicensee informed of the status of the prosecution of each patent application which it elects to pursue and shall consult with Sublicensee on all material aspects of the prosecution of such application, although all final decisions in regard to such patent application shall remain within the sole discretion of ECC or its assignee.

              (c) If the Improvement is directed to a method of converting, handling, or processing of Food Packages, and if such converting, handling, or processing Improvement has a substantial use with composition, formulation, and materials within the scope of this Sublicense, then Sublicensee will notify (within a reasonable time not to exceed ninety (90)

days) ECC of the development of the Improvement and grant to ECC the exclusive right to negotiate, for a period of ninety (90) days after delivery of such notice, for a license which will authorize ECC to use, license or otherwise commercialize such Improvement Sublicensee and ECC will negotiate in good faith the terms of the license for the Improvement. Failure of ECC and Sublicensee to agree on a license agreement shall not give rise to any right on the part of either party to seek to resolve the impasse (i) through arbitration under this Sublicense Agreement or (ii) otherwise. It is expressly understood by the parties hereto, that an Improvement in the manufacturing process is the sole and exclusive right and property of the Sublicensee; disclosure of such information is subject to the confidentiality provisions of this Sublicensee Agreement or as may otherwise apply; and the licensing of the same to ECC is subject to negotiation of an agreement on terms mutually acceptable to ECC and Sublicensee.

              (d) Notwithstanding the above, the foregoing provisions of this paragraph 6 shall not apply to any improvement, refinement or change, based on whole or in part, on any technology, knowledge, information, or intellectual property owned by Sublicensee prior to September 2, 1993.

         7.   "NEW USE" PRODUCTS.

              If, during the term of this Agreement, Sublicensee determines that there exists a commercially feasible use, application, function, or purpose for the compositions, formulations, or materials which are in whole or in part disclosed (even though not claimed) in the Technology, whether patentable or unpatentable, and which have no substantial use as Food Packages (hereinafter "New Use"), Sublicensee shall give written notice of such New

Use to ECC (the "New Use Notice") within a reasonable time not to exceed ninety
(90) days of such a determination. If ECC, or its Affiliates, does not have any existing intellectual property protection (whether in the form of a patent application, a trade secret, or the subject of previous or continuing research and development) relating to the New Use, then ECC, or its assignee, shall have the exclusive right to negotiate, for a period of ninety (90) days after the New Use Notice, with Sublicensee for a license which will authorize ECC, or its assignee, to manufacture, sell, and commercialize the New Use so long as the New Use relates to materials, formulations, or compositions. In any event Sublicensee shall have the right to incorporate the New Use into Products licensed hereunder and no additional Royalty will be due by virtue of the incorporation of the New Use into Products licensed hereunder. However, if the New Use relates to machinery and equipment, the Sublicensee shall have the option to negotiate, or to not negotiate, with ECC, or its assigns, for a license to manufacture, sale and commercialize the New Use relating to machinery and equipment. However, if Sublicensee desires to sell the licensing rights of such New Use relating to machinery and equipment, Sublicensee shall provide a first right of refusal to ECC to acquire the such licensing rights on the same terms and conditions as agreed to by a third party. Sublicensee and ECC will negotiate in good faith the terms of the license for the New Use. In the event that ECC, or its Affiliates, is seeking or has been granted patent protection on the compositions, formulations, or materials to be incorporated into the New Use, ECC, or its Affiliates will in good faith negotiate to grant Sublicensee a license to incorporate such compositions, formulations or materials into the New Use. Failure of ECC and Sublicensee to agree on a license agreement shall not give rise to any right on the part of either party to seek to resolve the impasse (i) through arbitration under this Sublicense Agreement or (ii) otherwise. It is expressly understood by the parties hereto, that an Improvement in the manufacturing process is the sole and exclusive right and property of the Sublicensee; disclosure of such information is subject to the confidentiality provisions of this Sublicensee Agreement or as may otherwise apply; and the licensing of the same to ECC is subject to negotiation of an agreement on terms mutually acceptable to ECC and Sublicensee.

         8.   INFRINGEMENT MATTERS.

              (a) ECC and Sublicensee will promptly notify (within 30 days) one another of any apparent infringement of the Technology (whether or not such apparent infringement is within the Field of Use) or of the Trademarks which comes to their attention while the Sublicense remains in effect, and if in ECC's opinion the apparent infringement has substantial and adverse consequences ECC shall, at its sole cost and expense, bring suit to enjoin such infringement and to recover damages therefor. In any action brought by ECC pursuant to paragraph 8(a) hereof, ECC shall select and control counsel for the prosecution of such suit. Sublicensee shall (i) have the right to receive, from time to time, full and complete information from ECC concerning the status of such suit, (ii) have the right, at Sublicensee's own expense, to be represented therein by counsel in an advisory capacity, and (iii) cooperate fully with ECC and provide whatever assistance is reasonably requested by ECC in connection with such suit including the preparation and signing of documents. If ECC decides not to bring suit to enjoin an alleged infringement either because it is deemed inadvisable or de minimis, no such action will be required by ECC; however, in the event the action taken by ECC is not satisfactory to Sublicensee, then Sublicensee shall have the right, at its sole discretion, and at its sole cost, to take whatever action it deems appropriate in its own name against an alleged infringer. If the rules of the jurisdiction in which the claim or suit is brought require the naming of ECC or its licensor, then Sublicensee may make such claim or bring such suit in the name of ECC or its licensor after first obtaining ECC's written consent, which consent shall not be unreasonably withheld, however, Sublicensee shall indemnify ECC or its licensor for any claim or judgment entered against ECC or its licensor as a result of Sublicensee bringing such claim or suit in the name of ECC or its licensor. Additionally, ECC shall (i) have the right to consult with Sublicensee prior to Sublicensee pursuing such legal action and thereafter shall have the right to receive, from time to time, full and complete information from Sublicensee concerning any actions Sublicensee has taken against an alleged infringer; and
(ii) have the right, at ECC's own expense, to be represented by counsel in an advisory capacity in any legal proceedings initiated by Sublicensee.

         (b) The parties shall notify (within 30 days) each other of any claim by any person that the use of the Technology with respect to any Product by Sublicensee in the Fields of Use infringes the rights of such person or of the commencement of any lawsuit against ECC, Sublicensee, or any customers of the foregoing, as the result of such alleged infringement. ECC shall assume and control the defense of any such lawsuit, at its sole cost and expense, irrespective of whether ECC is named as a defendant in such litigation. Sublicensee will assist ECC in the defense of such suit or action by providing information and fact witnesses as needed; provided, however, that ECC shall reimburse Sublicensee for all out-of-pocket costs, excluding attorney fees except as pre-approved by ECC, incurred by Sublicensee in connection with such action by allowing a credit or offset against the Royalty due hereunder. If Sublicensee is enjoined or otherwise precluded by law from exercising its rights under this Agreement, then ECC shall directly reimburse Sublicensee for all of Sublicensee's out-of-pocket costs incurred in the defense of such suit. Sublicensee shall have the right to be represented in such suit or action by its own legal counsel, at its own expense, provided that such legal counsel will act only in an advisory capacity. If ECC decides to not assume the defense of any infringement lawsuit described in this paragraph 8(b), Sublicensee shall have the right, but not the obligation, to assume the defense of such lawsuit utilizing legal counsel of its choice. Additionally, Sublicensee will indemnify and hold ECC and its licensor of the Technology harmless from and against, and hereby assumes liability for the payment of any and all loss, liability or damage, and for all costs and expenses, including reasonable costs of investigation and reasonable attorneys, accountants and expert witness fees (collectively "Losses") that may be imposed upon, suffered or incurred by ECC and its licensor of the Technology as a consequence of or in connection with any lawsuit described in this paragraph 8(b), but only to the extent that such lawsuit and resulting liability is based on matters other than the Technology licensed hereunder.

              (c) If, as the result of any lawsuit referred to in paragraph 8(b) hereof, Sublicensee is required by final court order from which no appeal can be taken (or by a court order which ECC's legal counsel believes has no reasonable likelihood of success for modification on appeal) to obtain a license under any third party's patent not licensed hereunder in order to continue with Sublicensee's activities as contemplated by this Agreement, and to pay a royalty under such license, and the infringement of such patent cannot reasonably be avoided by Sublicensee, the future payment of the Royalty shall thereafter be reduced by an amount equal to 100% of any fee or royalty payable by Sublicensee under such additional license (including all payments under such agreement whether for periods prior to such agreement or order) as long as the infringement was due to the Technology licensed hereunder. In addition, if Sublicensee settles an infringement action referred to in paragraph 8(b) hereof, after obtaining the prior written consent of ECC (which shall not be unreasonably withheld), and pursuant to such settlement Sublicensee obtains a license under any patent not licensed hereunder, to convert materials into, use or sell the Products in any manner contemplated by this Agreement, and agrees to pay a royalty under such license, and the infringement of such patent cannot reasonably be avoided by Sublicensee, the Royalty shall thereafter be reduced by an amount equal to 100% of the sum payable by Sublicensee pursuant to such settlement as long as the settlement was for claims of infringement due to the Technology licensed hereunder.

         9.   PRODUCT LIABILITY INDEMNIFICATION.

              (a) NEITHER ECC NOR ITS LICENSOR OF THE TECHNOLOGY MAKE OR GIVE, AND THEY HEREBY EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, IN REGARD TO ANY PRODUCTS WHICH MAY BE CONVERTED, USED OR SOLD BY SUBLICENSEE AND WHICH ARE BASED UPON OR UTILIZE THE TECHNOLOGY. Sublicensee acknowledges and agrees that neither ECC nor its licensor of the Technology have previously made or presently make any of the foregoing warranties or representations. Sublicensee will indemnify and hold ECC and its licensor of the Technology harmless from and against, and hereby assumes liability for the payment of any and all loss, liability or damage, and for all costs and expenses (including reasonable costs of investigations and reasonable attorneys, accountants, and expert witness fees) that may be imposed upon, suffered or incurred by, or successfully asserted against ECC or its licensor of the Technology as a consequence of or in connection with any liability relating to any Product which is converted, used or sold by Sublicensee, except to the extent that the liability arises from the negligence of ECC or from the Technology licensed hereunder. In the event any action, suit or proceeding is brought against ECC or its licensor of the Technology with respect to which there may be indemnity pursuant to this paragraph 9, the defense of such action, suit or proceeding (including all settlements and arbitrations, trials, appeals or other proceedings) shall be conducted by Sublicensee at its sole cost and expense through legal counsel selected by Sublicensee. ECC and its licensor of the Technology shall have the right to participate in such defense at their own expense through legal counsel of their choice. If Sublicensee fails to defend any such action, suit or proceedings, for any reason, such failure shall constitute a material breach of this Agreement by Sublicensee and ECC or its licensor of the Technology may undertake defense of such action, suit or proceeding, through legal counsel of their choice, at the sole cost and expense of Sublicensee. The parties shall make available to one another, their legal counsel and accountants, all information and documents reasonably available to them which relate to such action, suit or proceeding and shall render such other assistance as they may reasonably require of one another in order to insure the proper and adequate defense of any such action, suit or proceeding.

         (b) In addition to the indemnification provided by paragraph 9(a) hereof, Sublicensee shall obtain, and shall maintain during the entire term of this Agreement, a product liability insurance policy with a reputable insurance carrier reasonably acceptable to ECC. Such policy shall provide Sublicensee product liability coverage in an amount typical for the industry, for Products which are converted, used or sold by Sublicensee. Such product liability insurance policy shall name ECC and its licensor of the Technology as additional insureds and shall provide that ECC will be given thirty (30) days prior written notice of any termination or cancellation of the policy. Upon ECC's request, Sublicensee shall provide ECC with a copy of such policy and of all amendments or modifications thereto. Sublicensee shall be required to obtain and maintain the product liability insurance policy called for by the foregoing provisions of this paragraph 9(b) only from and after the date of the first commercial sale of a Product by Sublicensee, or the first public testing of a Product by Sublicensee. Notwithstanding the foregoing, due to Sublicensee's substantial net worth, Sublicensee shall not be required to obtain and maintain the product liability insurance required in paragraph 9(b) hereof, however, Sublicensee shall be required to reimburse ECC or its licensor for any loss suffered by ECC or its licensor which would have been covered under the product liability insurance policy Sublicensee otherwise would have been required to obtain under this paragraph 9(b) which would have listed ECC and its licensor of the Technology as additional insureds.

         10. ADDITIONAL DUTIES OF THE SUBLICENSEE. In addition to, and not in limitation of, the other duties and obligations of Sublicensee, as set forth in this Agreement, Sublicensee shall:

              (a) Use all reasonable commercial efforts to diligently exploit the Sublicense by developing a commercial converting capacity for the Products and by actively converting, marketing, advertising and selling the Products within the Territory.

              (b) Prominently display and utilize the principal Trademark or Trademarks (whether owned by or licensed to ECC), as designated by ECC from time to time, in connection with the advertisement, marketing, distribution and sale of the Products. The right to use such designated Trademark or Trademarks will automatically be included within the Sublicense herein granted. Sublicensee, unless waived by ECC, shall use its best efforts to cause each Product converted by Sublicensee to bear at least one of the Trademarks designated by ECC. The specific placement, size, and detail of the Trademark on each Product must be approved by ECC, but shall not be required to be placed on a Product in such a size, placement, detail or configuration so as to impair the marketability of the Product. In connection with the use of such licensed marks, Sublicensee shall not in any manner represent that it has any ownership interest therein. Sublicensee acknowledges that use of the Trademarks shall not create in its own favor any right, title, or interest in or to the Trademarks, but that all uses of these marks by Sublicensee shall inure to the benefit of ECC or its licensor of the Trademarks. Sublicensee shall cooperate with ECC or its licensor of the Trademarks in the execution of any appropriate and necessary documents in connection with the registration of any Trademarks. Upon termination of this Agreement, Sublicensee shall cease and desist from use of the Trademarks in any way, including any word or phrase that is similar to or likely to be confused with such marks. However, in the event of termination, Sublicensee shall have the right to sell existing stock and inventory of converted

Products for a period of one hundred and eighty days and thereafter shall deliver to ECC or its duly authorized representative all materials upon which the Trademarks appear.

              (c) Not challenge or impugn the validity or ownership of the Trademarks.
              (d) Continue to make all required payments under this Agreement to ECC during any challenge of the validity of any of the patents (or claims thereof) issued in connection with the Technology. In the event Sublicensee terminates such payments based upon or in connection with such a challenge, ECC may at its option terminate this Agreement upon written notice to Sublicensee.

              (e) If Sublicensee is a publicly traded corporation or is otherwise required to publicly disseminate its financial statements, Sublicensee shall provide ECC with annual financial reports of Sublicensee which are published and detail Sublicensee's annual earnings and statement of net worth for the preceding calendar or fiscal year. If there are no published reports, then Sublicensee shall provide special reports of sales of Products and Gross Sales Price of the same. If Sublicensee is required to file financial reports with the S.E.C., then Sublicensee may provide ECC with copies of those financial reports required to be filed with the SEC in lieu of the foregoing.

         11. REPRESENTATIONS AND WARRANTIES of ECC. ECC hereby represents and warrants to Sublicensee that:

              (a) ECC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ECC has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified to do business in every jurisdiction wherein the nature of the business conducted or the assets owned or leased by it make such qualification material to the conduct of its business.

              (b) ECC has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder including but not limited to the right to sublicense the Technology. This Agreement has been duly and validly authorized, executed and delivered by ECC and assuming the due authorization, execution and delivery by Sublicensee is the legal, valid and binding obligation of ECC, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

              (c) ECC has made no assignments, grants, licenses, encumbrances, obligations or agreements which are in conflict with this Agreement.

              (d) To the best knowledge of ECC, no person, firm or entity has made any claims or threatened, in writing or otherwise, that ECC is in violation of or has infringed any patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formula or other proprietary or trade rights of such third party as they relate to the Technology. ECC is not now in possession of and at no time has received any information which would render any claims essential to the commercial utilization of the Technology invalid and/or unenforceable. To the best of ECC's present knowledge and belief, the use of the Technology in the conversion of materials into the Products pursuant to the terms of this Agreement will not constitute infringement of the proprietary rights of any third party.

              (e) The execution, delivery and performance of this Agreement by ECC and the consummation by it of the transactions contemplated hereunder, do not and will not conflict with or result in a breach or termination of any term or provision of, or constitute a default under any other agreement, or result in the creation of any lien, charge or encumbrance upon any of its properties or assets pursuant to any corporate charter, bylaw, mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgment, decree or like restriction, statute or regulation by which it or any of its assets and properties may be bound. The representation and warranty given in this paragraph 11(e) shall not be deemed or construed to expand or modify the representation and warranty given by ECC in paragraph 11(d) hereof.

              (f) The execution, delivery and performance of this Agreement by ECC and the consummation by it of the transactions contemplated hereby will not
(i) constitute a violation (with or without the giving of notice or lapse of time) of any provision of applicable law, (ii) require any consent, approval or authorization of any person or governmental authority, (iii) result in a default under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel any agreement, lease, franchise, permit, note or other restriction, encumbrance, obligation or liability to which ECC is a party or by which it is bound or to which any of its assets are subject, (iv) result in the creation of any lien or encumbrance upon ECC's assets, (v) conflict with or result in the breach of or constitute a default under any provision of ECC's certificate of incorporation or bylaws, or (vi) conflict with, result in a tortious interference as a result of such conflict with, or otherwise violate, any contract or arrangement between ECC and any other person.

The representation and warranty given in this paragraph 11(f), shall not be deemed or construed to expand or modify the representation and warranty given by ECC in paragraph 11(d) hereof.

              (g) Neither ECC, nor anyone acting on its behalf, has taken any action relating to any broker, finder, consultant or other expert which could result in the imposition upon the Sublicensee of any obligation to pay a fee to any broker, finder, consultant or similar expert in connection with the transactions contemplated hereby.

              (h) ECC has the full right and power to grant to Sublicensee this sublicense to use the Technology in the conversion of materials into Products and the sale and distribution of the Products.

         12. REPRESENTATIONS AND WARRANTIES OF SUBLICENSEE. Sublicensee hereby represents and warrant to ECC that:

              (a) Sublicensee is a Corporation duly organized, validly existing and in good standing under the laws of the State of New York. Sublicensee has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified to do business in every jurisdiction wherein the nature of the business conducted or the assets owned or leased by it make such qualification material to the conduct of its business.

              (b) Sublicensee has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Sublicensee and assuming the due authorization, execution and delivery by ECC, is a legal, valid and binding obligation of Sublicensee, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

              (c) The execution, delivery and performance of this Agreement by Sublicensee, and the consummation by it of the transactions contemplated hereunder, do not and will not conflict with or result in a breach or termination of any term or provision of, or constitute a default under, any other agreement, or result in the creation of any lien, charge or encumbrance upon any of its properties or assets pursuant to any charter or similar document, mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgment, decree or like restriction, statute or regulation by which it or any of its assets and properties may be bound.

              (d) The execution, delivery and performance of this Agreement by Sublicensee and the consummation by it of the transactions contemplated hereby will not (i) constitute a violation (with or without the giving of notice or lapse of time) of any provision of applicable law, (ii) require any consent, approval or authorization of any person or governmental authority, (iii) result in a default under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, franchise, permit, note or other restriction, encumbrance, obligation or liability to which Sublicensee is a party or by which it is bound or to which any of its assets are subject, (iv) result in the creation of any lien or encumbrance upon Sublicensee assets, (v) conflict with or result in the breach of or constitute a default under any provision of Sublicensee's charter documents, or (vi) conflict with, result in tortious interference as a result of such conflict with, or otherwise violate, any contract or arrangement between ECC and any other person.

               (e) Neither Sublicensee, nor anyone acting on its behalf, has taken any action relating to any broker, finder, consultant or other expert which could result in the imposition upon ECC of any obligation to pay a fee to any broker, finder, consultant or similar expert in connection with the transactions contemplated hereby.

         13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties, as set forth herein, shall be true and accurate as of the effective date of this Agreement, and shall survive the execution of this Agreement

         14. INDEMNIFICATION. In addition to the indemnification provisions provided elsewhere in this Agreement:

              (a) ECC will indemnify and hold Sublicensee harmless from and against, and hereby assumes liability for, the payment of any loss, liability or damage, and for all costs and expenses (including reasonable costs of investigation and reasonable attorneys, accountants and expert witness fees) (collectively "Losses") of whatsoever kind and nature that may be imposed upon, suffered or incurred by or successfully asserted against Sublicensee as a consequence of or in connection with any misrepresentation or breach of any warranty, covenant or agreement of ECC contained in this Agreement. However, ECC's liability to Sublicensee for (i) any matter arising under this Agreement, or (ii) any claims asserted against Sublicensee which relate, in whole or in part, to the Technology, shall be limited to the total amount of all Royalties paid to ECC by Sublicensee under this Agreement.

              (b) Sublicensee will indemnify and hold ECC harmless from and against, and hereby assumes liability for, the payment of all Losses of whatsoever kind and nature that may be imposed upon, suffered or incurred by or successfully asserted against ECC as a consequence of or in connection with any misrepresentation or breach of any warranty, covenant or agreement of Sublicensee contained in this Agreement. However, Sublicensee's liability to ECC under this paragraph 14(b) shall be limited to the total amount of all Royalties paid to ECC by Sublicensee under this Agreement.

              (c) Neither party shall have any liability to the other party pursuant to an indemnity provided by this paragraph 14 unless and until the aggregate amount of all indemnified Losses suffered or incurred by such indemnified party after the effective date hereof equals or exceeds $100,000, at which time the indemnifying party shall be obligated to pay the indemnified party the full amount of all indemnified Losses, including such initial $100,000 in Losses. The amount of indemnity payable pursuant to this paragraph 14 shall be calculated after giving effect to any insurance proceeds actually received by the indemnified party provided that neither party shall subrogate to any insurance carrier any rights or claims which it may have against the other party.
         15.  CONFIDENTIALITY.

              (a) Sublicensee acknowledges that ECC claims that the Technology, as it may exist from time to time as well as the other confidential or propriety information (including business and financial information) of ECC (whether owned by ECC or acquired by license from third parties) are and shall remain the valuable, special, unique and proprietary assets of ECC, and shall constitute "Confidential Information" hereunder. In order for any information other than the Technology to be deemed to be "Confidential Information" hereunder, whether disclosed orally or in writing, it must be identified, orally or in writing, to Sublicensee as "Confidential Information" at time of disclosure, or reasonably thereafter, or be reasonably understood by Sublicensee to be "Confidential Information." Additionally, as used herein, "Confidential Information" shall not include any information or data which Sublicensee can show: (i) is in, or becomes a part of, the public domain by any means other than the failure by Sublicensee to fulfill its obligations hereunder; or (ii) is rightfully known to Sublicensee at the time of disclosure by ECC; or (iii) is, at any time, disclosed to Sublicensee by a third party who has received and disclosed such information without the breach of any obligation of confidentiality to ECC or to any third party assignor of such Confidential Information. For purposes of this paragraph 15(a), information shall not be deemed to be part of the public domain or in Sublicensee's knowledge merely because it may be embraced in a more general disclosure or simply because it may be derived from combinations of disclosures or information generally available to the public or within Sublicensee's knowledge. The parties acknowledge that disclosure to Sublicensee of Confidential Information will be necessary in order to enable Sublicensee to utilize the Sublicense in the manner contemplated by this Agreement, and ECC will make such disclosures of the Confidential Information to Sublicensee as is necessary, required or appropriate in that regard. To the extent that the disclosure of such Confidential Information is deemed to be a transfer of the Technology licensed hereunder, such Technology transfer shall be carried out pursuant to the provisions of paragraph 31 hereof. The parties acknowledge that they have a confidential relationship with one another and accordingly Sublicensee shall maintain all Confidential Information disclosed to it pursuant to this Agreement in confidence and shall not disclose the same to any third party (with the exception of its employees, accountants, attorneys and other agents and professional advisors) either during or after the term of this Agreement unless required to do so by court order or by law, in which case Sublicensee shall notify ECC, in writing, prior to making such disclosure and shall cooperate with ECC to preserve and protect the confidentiality of the Confidential Information in question to the fullest extent possible. Additionally, except as specifically contemplated by this Agreement, Sublicensee shall not utilize any Confidential Information for its own benefit or for the benefit of any third party. Prior to making any permitted disclosure of any Confidential Information to its employees, accountants, attorneys and other agents and professional advisors, Sublicensee shall require such persons, firms, or entities to execute and deliver written disclosure agreements which shall obligate such persons, firms and entities to comply with the same obligations of confidentiality and non-use as imposed upon Sublicensee in this paragraph 15(a). The obligation of confidentiality as it relates to the Confidential Information shall survive the termination of this Agreement.

              (b) From time to time during the term of this Agreement, Sublicensee may disclose to ECC certain information which Sublicensee deems to be proprietary and confidential, including but not limited to business plans, marketing plans, financial information, and process technology (the "Sublicensee Confidential Information"). The definition of "Sublicensee Confidential Information," and ECC's use and disclosure thereof, shall be governed by terms and conditions identical to those which govern Confidential Information, as set forth in paragraph 15(a) hereof; provided that ECC shall have the right to disclose Sublicensee Confidential Information to ECC's licensor of the Technology subject to its accepting and treating it as Confidential Information.

         16.  TERM AND TERMINATION.

              (a) The term of this Agreement shall commence upon the effective date hereof. Unless sooner terminated as hereinafter provided, this Agreement shall continue in full force and effect until the expiration of the last material and substantial United States patent covering the Technology which is utilized by Sublicensee, or for so long as Sublicensee produces a Product which utilizes material and substantial proprietary information or a material and substantial Trade Secret of ECC. Provided, however, that upon the expiration of the last aforementioned patent, if Sublicensee desires to continue the Agreement in force, it will be subject to an appropriate negotiated adjustment to the Royalty Payments or License Fee. Any dispute as to the term of this Agreement shall be resolved by arbitration pursuant to paragraph 26 of this Agreement.

              (b) The Sublicense may be terminated, at any time, by the mutual written consent of the parties hereto.

              (c) Sublicensee may terminate this Agreement, at any time, with or without cause, upon sixty (60) days' prior written notice of such termination to ECC.

              (d) If Sublicensee or ECC is in breach of any of its material obligations hereunder, then the non-breaching party may give the breaching party written notice of such breach. If such breach is not cured within ninety (90) days from the date such written notice is delivered, or if such default can not be cured within such ninety day period but the breaching party has taken action to cure such default then if the default is not cured within one hundred eighty
(180) days from the date of the original notice, the non-breaching party shall have the right to immediately terminate the Sublicense by written notice to the breaching party.

              (e) If a bankruptcy reorganization proceeding, not including a voluntary proceeding under Chapter 7 of the U.S. Bankruptcy Code, shall be commenced by or an involuntary proceeding be commenced against the Sublicensee, this Sublicense shall terminate effective as of the date of such filing, unless the Sublicensee shall assume such Sublicense in accordance with the provisions of the U.S. Bankruptcy Code, including, but not limited to, Section 11 U.S.C. 365, and any applicable court order.

              (f) Subject to the provisions of paragraph 27 (force majeure) ECC shall have the right, at its sole discretion, to terminate the Sublicense, upon thirty (30) days written notice to Sublicensee, in the event that the amount of the Royalty payment for any calendar year is not at least 50% of the Royalty payment amount for the preceding calendar year.

         17.  EFFECT OF TERMINATION OR TERMINATION.

              (a) From and after the effective date of the expiration of the term of this Agreement or the termination of the Sublicense pursuant to paragraph 16 hereof Sublicensee shall have no right, whatsoever, to utilize the Technology, (except for Improvements to which Sublicensee has the right to continued use as provided in paragraph 6) or the Trademarks pertinent to this Agreement, and shall return to ECC all copies of Confidential Information which is then in the possession of Sublicensee or provide satisfactory assurances of the destruction of all Confidential Information. Provided, however, that nothing contained herein shall or shall be deemed to restrict the Sublicensee's ability or right to use, free of Royalty, any Technology, trade name, know-how or confidential information which is or has come into the Public Domain through no fault of Sublicensee and is not otherwise deemed Confidential Information. ECC shall also be required to return to Sublicensee all copies of Confidential Information of Sublicensee which is then in the possession of ECC or provide satisfactory assurances of the destruction of all Confidential Information.

              (b) The obligation of Sublicensee to pay to ECC the Royalty for all Products actually sold by Sublicensee prior to the effective date of the expiration or termination of this Agreement, as well as the obligations concerning product liability set forth in paragraph 9 hereof and of confidentiality set forth in paragraph 15 hereof, shall survive the expiration or termination of the Sublicense and of this Agreement

         18.  MARKING AND UNITED STATES EXPORT CONTROL.

              (a) Sublicensee shall mark all of the Products and related documents with the applicable United States patent numbers, as required by applicable law, or as instructed by ECC.

              (b) Sublicensee shall comply with all applicable laws, rules and regulations of the United States, including but not limited to the Export Regulations of the United States Department of Commerce, in connection with Technology or Products. Sublicensee acknowledges that ECC has not made and does not make any representation that any license is or is not required in connection with such export or, if required, that such license will be issued by the United States Department of Commerce, provided, however, that ECC shall apply for all licenses required or necessary to enable the Sublicensee to export the Products or Technology within the Territory without imposing any additional Royalty.

         19. SPECIAL TAX PROVISIONS. Sublicensee or its agents shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of Sublicensee or its agents in connection with the conversion, use, sale or commercialization of the Technology or the Products; except that ECC shall be responsible for taxes, duties or withholding relating to the payment to ECC of any Royalty payment under this Agreement and Sublicensee shall be permitted to perform any withholding with respect to such payments and fees required by law or regulation.

         20. RELATIONSHIP OF THE PARTIES. This Agreement shall not create any partnership, joint venture or similar relationship between the parties hereto (or ECC's Affiliates) and no representation to the contrary shall be made by either party. Neither party shall have any authority to act for or on behalf of or to bind the other party in any fashion, and no representation to the contrary shall be made by either party.

         21. NOTICES. Any notice which is required or permitted to be given to ECC or Sublicensee pursuant to this Agreement shall be deemed to have been given only if such notice is reduced to writing and delivered personally, or by United States mail with postage prepaid and return receipt requested, or by telecopier (FAX) transmission, confirmed by letter United States mail with postage prepaid and return receipt requested, or by reputable overnight courier (pursuant to instructions requiring next-day delivery) to the person in question as set forth below:

         ECC:             EarthShell Container Corporation
                          800 Miramonte Drive
                          Santa Barbara, California 93109-1419
                          Attention: Mark A. Koob
                          Fax: (805) 897-2298

         Sublicensee:   International Paper Company
                        6400 Poplar Avenue
                        Memphis, TN 38197
                        Attention: Dennis J. Colley
                        Fax: (901) 763-6048


ECC or Sublicensee may change its address by giving notice of such change in the manner set forth herein. If delivered personally, a notice shall be deemed delivered when actually received at the address specified herein. Any notice given by mail shall be deemed delivered three (3) days following the date upon which it is deposited in the mail, with postage prepaid and return receipt requested. Any notice given by FAX shall be deemed delivered on the date it is actually transmitted to the person in question at the FAX number specified above. Any notice given by overnight courier shall be deemed delivered on the next business day following the date it is placed in the possession of such courier.

         22. ENTIRE AGREEMENT. This Agreement supersedes any prior understandings or agreements, whether written or oral, and any contemporaneous oral agreements, between the parties hereto in regard to the subject matter hereof and contains the entire agreement between the parties in regard to the subject matter hereof. This Agreement may not be changed or modified orally, but only by an agreement, in writing, signed by both the parties hereto. Nothing contained in this Agreement shall be deemed or construed to supersede, modify or amend the License Agreement.

         23. SAVINGS CLAUSE. Should any part or provision of this Agreement be rendered or declared invalid by reason of any law or by decree of a court of competent jurisdiction, the invalidation of such part or provision of this Agreement shall not invalidate the remaining


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

parts or provisions hereof, and the remaining parts and provisions of this Agreement shall remain in full force and effect.

         24. WAIVER. Neither the failure or delay on the part of either party to exercise any right, power or privilege hereunder shall operate as a wavier thereof, nor shall any single or partial exercise of any such right or privilege preclude any other or further exercise thereof or of any other right or privilege.

         25. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the choice of law rules thereof.

         26.  RESOLUTION OF DISPUTES.

              (a) In the event of a breach of this Agreement, or a dispute as to the meaning of this Agreement, or any of its terms which the parties cannot resolve by themselves amicably, the parties agree to submit such dispute to resolution in the manner hereinafter described. First, the parties shall endeavor to resolve the dispute through the use of an acceptable alternative dispute resolution procedure. If within 30 days after one party notifies the other in writing of the existence of a dispute which it desires to be resolved under this paragraph the parties have not agreed upon an acceptable alternative dispute resolution procedure, then the matter shall be resolved by arbitration as set forth below and according to the rules of the American Arbitration Association except as herein modified by the parties. Unless otherwise agreed to in writing, all alternative dispute resolutions or arbitration hearings will be held in Santa Barbara, California.

              (b) Within 10 days after the failure to agree to an acceptable alternative dispute resolution procedure, each party will select an arbitrator, and notify the other party


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

of its selection. Within 15 days after such notice, the respective arbitrators will select a third arbitrator as Chairman of the panel. A hearing by the arbitration panel must be held within 30 days after the selection of the Chairman and a majority decision and resolution must be reached within 30 days of such hearing. Decisions of the panel must be in writing and will be final and binding on the parties, and judgment may be entered thereon by any court having jurisdiction of the parties.

              (c) Each party shall bear its own cost of presenting its case in an alternative dispute resolution procedure, or arbitration, as the case may be.

              (d) The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of California (as if all aspects of the Agreement were to be performed in California).

         27.  FORCE  MAJEURE.

         (a) The failure of either party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other or subject this Agreement to termination if such failure is caused by acts such as, but not limited to, acts of God, work-stoppage or slow-downs, fire, earthquake, explosion, flood, drought, war, riot, sabotage, embargo, compliance with any order or regulation of any governmental entity acting with color of right, intervention or delays created by any regulatory authority, or by any other cause beyond the reasonable control of the parties. The party so affected shall promptly notify the other party of the event of force majeure, and shall use all reasonable efforts to remove such event as soon as reasonably practicable.

         28. TIME OF ESSENCE. The parties acknowledge that time is of the essence in regard to every provision of this Agreement.

         29. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         30. TERMINOLOGY. As used in this Agreement, the singular shall include the plural and the plural shall include the singular. Titles of sections and paragraphs in this Agreement are for convenience only, and neither limit or amplify the provisions of the Agreement, and all references in this Agreement to a section or paragraph shall refer to the corresponding section or paragraph of this Agreement unless specific reference is made to the sections of another document or instrument. The term Sublicensee shall include the Sublicensee or its permitted Assignee(s) as applicable.

         31.  TECHNOLOGY TRANSFER, PRODUCT DESIGN AND QUALITY CONTROL.

              (a) It is contemplated that within six (6) months from the execution of this Agreement, ECC and Sublicensee shall enter into a mutually agreeable Technology Transfer Agreement to provide for the transfer of the Technology license hereunder. The Technology Transfer Agreement shall also provide for Quality Control Audits, as defined and agreed to in the Technology Transfer Agreement, to be periodically performed by ECC or its agents. If ECC approves the internal professional staff of Sublicensee to carry out the transfer of Technology and to supervise the required quality control procedures, this will be set forth in the Technology Transfer Agreement between ECC and Sublicensee. If for any reason a mutually agreeable Technology Transfer Agreement is not entered into within the six (6) month period, either party may terminate this Agreement upon written notice within 30 days after the expiration of the six (6) month period and the parties shall have no further liability or obligation hereunder (including but not limited to any liability on the part of ECC to reimburse Sublicensee for any moneys, resources, or damages incurred or expended before or after the execution of this Agreement), except that both parties shall have a continuing duty and remain liable for damages related to the ongoing duty regarding Confidential Information.

              (b) Contemporaneous with the execution of the Technology Transfer Agreement, ECC shall deliver a disclosure sufficient to teach one of ordinary skill in the art how to use the Technology in order to convert materials in the form of paper stock manufactured from the Technology into the Products. It is contemplated that this disclosure shall include the procedures and research data necessary to implement the Technology for the conversion of materials incorporating the Technology into the Products.

         32. MATERIALS SUPPLY. Within six (6) months following the execution of this Agreement but not before execution of the Technology Transfer Agreement, ECC will submit to Sublicensee a list of approved manufacturers of the Aliite paper analog material, which manufacturers shall supply the material in the size and dimensions satisfactory to Sublicensee. If Sublicensee desires to have other manufacturers added to this list, Sublicensee shall submit the same to ECC who in turn will verify that such manufacturer or manufacturers have the capability to furnish such Aliite paper analog materials meeting ECC's specifications, and if said Manufacturer or manufacturers are able to do so, then they will be added to the approved list. If for any reason this information is not sufficient to satisfy Sublicensee's need to establish acceptable sources of the Aliite paper analog materials, Sublicensee may terminate this Agreement and neither party will have any further liability or obligation hereunder except for the ongoing duty regarding Confidential Information.

         33. MCDONALD'S CORPORATION. Because of work jointly undertaken by ECC and McDonald's Corporation ("McDonald's") (as used herein the term "McDonald's" shall include franchisees thereof) with regards to studies of market potential and Food Package design, it has been agreed that McDonald's is to have a "lead time" or "priority" with regard to the distribution of certain Products that are ordered by it and covered by this Sublicense Agreement. Prior to the execution of the Technology Transfer Agreement, ECC will deliver to Sublicensee a list of these priority Products. In compliance with this arrangement, it is expressly understood and agreed that, for a period of two (2) years from the date hereof, the license hereby granted is subject to Sublicensee agreeing not to fill orders from, or deliver any priority Products to, on a region by region basis, any entity in the food service or fast food industry other than McDonald's until such time as all such priority Products ordered for McDonald's in a specific region have been converted, shipped or otherwise set aside for delivery to McDonald's by the Sublicensee. A region shall be that geographical area which is serviced by a specific "distribution center" which supplies products solely or primarily to McDonald's in that geographical area.

         34. SUBLICENSES. ECC agrees that all sublicenses (within the Territory) granted by it will contain substantially the same terms and conditions so that no sublicensee will gain a material advantage over another sublicensee by virtue of the sublicense agreement including any letter agreements or letter of clarification issued or entered into in connection with any such sublicense.

         35. PRODUCT DEFECTS. Should any Products converted, sold or otherwise commercialized by Sublicensee contain any material defect in its appearance or function,

Sublicensee shall cease any further conversion, sale or other commercialization of such Products containing such material defect. Unless Sublicensee corrects such defect within a reasonable time following its discovery by or disclosure to Sublicensee, Sublicensee shall be in breach of a material obligation of this Agreement.

         36. INTELLECTUAL PROPERTY RIGHTS. In the absence of an express written understanding to the contrary between Sublicensee and ECC, and other than expressly as provided for in this Agreement, Sublicensee and ECC each shall retain all property, trademarks, and other intellectual property rights which each respective party may now posses or own, or for which each respective party has made application, with respect to its businesses, and neither party shall acquire any right, title, interest, or license in any of the rights or properties belonging to the other as a result of this Agreement, or as a result of any dealings between the parties pursuant to this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Sublicense Agreement to be executed and delivered by their duly authorized representatives upon the date first herein written.

ECC:                                         SUBLICENSEE:
EarthShell Container Corporation             International Paper Company



By: /s/ Mark A. Koob                        By: /s/ Dennis J. Colley
   -------------------------                   -------------------------
        Mark A. Koob                                Dennis J. Colley

Its:    President                            Its:    General Manager
                                                     Folding Carton Division


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

                                      EXHIBIT A

I.       TECHNOLOGY

         The term "Technology" as defined in paragraph 1(f), includes the technology within the scope of the following issued patents and patent applications which have been filed as of the execution date of this Agreement, but only to the extent that such technology has been licensed to ECC and is directly utilized in the "Field of Use". The patents and patent applications identified in this Exhibit "A" are merely to identify the proprietary technology reference in paragraph 1(f); nothing in this Exhibit "A" is otherwise intended to expand the scope of the definition of "Technology" as defined in paragraph 1(f).

         ISSUED UNITED STATES LETTERS PATENTS

1. U.S. Letters Patent No. 4,225,247 issued September 30, 1980, and entitled "mixing and Agitating Device."

2. U.S. Patent No. 4,552,463 issued November 12, 1983, and entitled "Methods and Apparatus for Producing a Colloidal Mixture."

3. U.S. Letters Patent No. 4,889,428 issued December 26, 1989, and entitled "Rotary Mill for Increasing the Degree of Hydration."

4. U.S. Letters Patent No. 4,944,595 issued July 31, 1990, and entitled "Apparatus for Producing Cement Building Material."

5. U.S. Letters Patent No. 5,061,319 issued October 29, 1991, and entitled "The Process for Producing Cement Building Material."

6. U.S. Letters Patent No. 5,169,566 issued December 8, 1992, and entitled "Engineered Cementitious Contaminant Barriers and Their Method of Manufacture."

         2.   PENDING UNITED STATES PATENT APPLICATIONS

7. U.S. Patent Application Serial No. 07/418,027 filed October 10, 1989, and entitled "Process for Producing Improved Building Material and Product Thereof."

8. U.S. Patent Application Serial No. 08/050,705 filed April 21, 1993, and entitled "Methods of Manufacture and Use For Low Density Hydraulically Bonded Cement Compositions."


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

9. U.S. Patent Application Serial No. 07/929,898 filed August 11, 1992, and entitled "Cementitious Food and Beverage Storage, Dispensing, and Packaging Containers and the Methods of Manufacturing Same."

10. U.S. Patent Application Serial No. 07/981,615 filed November 25, 1992, and entitled "Methods of Manufacture and Use For Hydraulically Bonded Cement."

11. U.S. Patent Application Serial No. 07/982,383 filed November 25, 1992, and entitled "Food and Beverage Containers Made from Inorganic Aggregates and Polysaccharide, Protein, or Synthetic Organic Binders, and the Methods of Manufacturing Such Containers."

12. U.S. Patent Application Serial No. 08/019,151 filed February 17, 1993, and entitled "Cementitious Materials for Use in Packaging Containers and their Methods of Manufacture."

13. U.S. Patent Application Serial No. 08/018,773 filed February 17, 1993, and entitled "Cementitious Materials--for Use in Cushioning, Spacing, Partitioning, Portioning or Wrapping Objects and the Methods of Manufacturing Such Materials."

14. U.S. Patent Application Serial No. 08/027,451 filed March 8, 1993, and entitled "Laminate Insulation Barriers Having a Cementitious Structural Matrix and Methods for Their Manufacturing."

15. U.S. Patent Application Serial No. 08/027,404 filed March 8, 1993, and entitled "Highly Insulative Cementitious Matrices and Method For
         Their Manufacture."

16. U.S. Patent Application Serial No. 08/095,662 filed July 21, 1993, and entitled "Hydraulically Settable Containers and other Articles for Storing, Dispensing, and Packaging Food and Beverages and Methods for their Manufacture."

II.      TRADE SECRETS

         The term "Trade Secrets" as used in the Agreement shall include any technical or business information, any invention, equipment or apparatus, method or process, technology, know-how, trade secret, drawing, data, evaluation, specifications, quality and inspection standards, sales literature, report, business plan, memorandum, market study, customer lists, training materials, computer program or software (including both source and object code), or any other document or thing which is in whole or in part confidential, proprietary, or secret and which is owned or controlled by, licensed or assigned to ECC or for which ECC has the


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

right to grant licenses thereon during the term of this Agreement and which relates in whole or in part to any of the following:

         1. The compositions, including the variable and preferred parameters for each component, used in Food Packages or the Technology based on hydraulically reacting materials.

         2. The processing steps, including the variable and preferred parameters for each step, used in the Technology.

         3. The equipment and apparatus used in the manufacture of the Technology.

         4. Quality control, testing and research and development data, reports, and information, including patent applications in preparation.

         5. Customers and suppliers of the components and equipment of the Technology, including any agreements.


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

                                      EXHIBIT B


                                       PRODUCTS


For purposes of paragraph 1(e) of this Agreement, the term "Products" shall mean those Food Packages in Sublicensee's present product lines, or Food Packages substantially similar in nature, as follows:

              cups
              trays
              plates and bowls
              2-piece containers
              hinged containers
              single service milk/juice cartons
              french fry scoops
              hinge cover packages such as "Happy Meal" packages cones tube style packaging tuck style packages hinged containers such as clamshell designed packages dessert containers such as pie containers hash brown containers

Notwithstanding paragraph 2(e) of the Agreement, the term "Products" shall also include Food Packages outside of Sublicensee's present product lines upon ECC's prior written approval, which approval shall not be unreasonably withheld. Sublicensee shall notify ECC of the specific Products Sublicensee intends to produce and provide to ECC the specifications of each Product. The foregoing notice and product specifications shall be delivered to ECC no later than thirty (30) days prior to commercial production of a Product. Sublicensee shall use reasonable efforts, to the extent of information available to Sublicensee, to identify and report to ECC the end use of each Product.


                                          46